Manufacturing Supply Agreement

This Manufacturing Supply Agreement, dated as of Aug 1, 2017 (the "**Agreement**"), is entered into by and between Micron Products, Inc., a Massachusetts corporation having its principal place of business at 25 Sawyer Passway, Fitchburg, MA 01420 ("**Seller**"), and Security Devices International, a Delaware Corporation having its principal place of business at 9325 Puckett Road, Perry, FL 32348 ("**Buyer**", and together with Seller, the "**Parties**", and each, a "**Party**").

WHEREAS, Seller is in the business of manufacturing and selling various less-than-lethal munitions;

WHEREAS, Buyer wishes to purchase certain Goods (as defined below) exclusively from Seller.

WHEREAS, Seller desires to manufacture and sell the Goods to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms have the meanings set out or referred to in this Section 1.

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"**Agreement**" has the meaning set forth in the preamble to this Agreement.

"**Basic Purchase Order Terms**" means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order pursuant to Section 4.2: (a) a list of the Goods to be purchased, including BIP, ERP, Payload Rounds and any other products developed by Seller; (b) the quantity of each of the Goods ordered; (c) the Requested Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term "Basic Purchase Order Terms" does not include any general terms or conditions of any Purchase Order.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in Massachusetts are authorized or required by Law to be closed for business.

"**Buyer**" has the meaning set forth in the preamble to this Agreement.

"Buyer Contracts" means all contracts or agreements to which Buyer is a party or to which any of its material assets are bound.

"Buyer Indemnified Parties" has the meaning set forth in Section 11.3.

"Claim" means any Action brought against a Person entitled to indemnification under Section 11.

"Confidential Information" has the meaning set forth in Section 14.1.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

"Defective" means not conforming to the Product specifications

"Defective Goods" means goods shipped by Seller to Buyer pursuant to this Agreement that are Defective.

"Delivery Location" means the segregated magazine or cage at Seller's facility where all Goods are delivered and held on Buyer's behalf pending the issuance of Releases for such Goods.

"Disclosing Party" has the meaning set forth in Section 14.1.

"Dispute" has the meaning set forth in Section 18.15.

"Dispute Notice" has the meaning set forth in Section 18.15.

"Effective Date" means the date first set forth above].

"Force Majeure Event" has the meaning set forth in Section 18.20.

"Forecast" means, with respect to any three month period, a good faith projection or estimate of Buyer's requirements for Goods during each month during the period, which approximates, as nearly as possible, based on information available at the time to Buyer, the quantity of Goods that Buyer may order for each such month.

"Goods" means the goods identified on Schedule 1 and described in the Specifications or the components manufactured by seller which are assembled to create the finished product.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the

rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

"**Indemnified Party**" has the meaning set forth in Section 11.1.

"**Indemnifying Party**" has the meaning set forth in Section 11.1.

"**Initial Term**" has the meaning set forth in Section 7.1.

"**Inspection Period**" has the meaning set forth in Section 5.6.

"**Intellectual Property Rights**" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarked, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

"Jointly Owned Technology" means all technology, assembly, and manufacturing processes acquired in the development of the Buyer's Goods.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

"**Losses**" has the meaning set forth in Section 11.1.

"**Nonconforming Goods**" means any goods received by Buyer from Seller pursuant to a Purchase Order that: (a) do not conform to the Products listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) materially exceed the quantity of Goods ordered by Buyer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

"**Notice**" has the meaning set forth in Section 18.5.

"**Party**" has the meaning set forth in the preamble to this Agreement.

"**Patents**" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models).

"**Payment Failure**" has the meaning set forth in Section 7.3(a).

"**Person**" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

"**Personnel**" of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

"**Price**" has the meaning set forth in Section 6.1.

"**Product Warranty**" has the meaning set forth in Section 10.3.

"**Project Technology**" means all inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting all products conceived or produced by Seller specifically for and at the direction of Buyer in the course of performing design, engineering, fabrication or manufacturing services related to the Goods, or made or produced as the result of the joint efforts of Buyer and Seller in connection with the design, engineering, fabrication or manufacturing of Goods. The term "Project Technology" shall exclude any of Buyer's or Seller's proprietary processes used in the manufacture of the Product, or any filed or pending patents relating to the Product.

"**Purchase Order**" means Buyer's purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by Buyer to Seller under the Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.

"**Receiving Party**" has the meaning set forth in Section 14.1.

"**Reimbursement Payment**" has the meaning set forth in Section 7.4.

"**Release**" means a document issued by Buyer to Seller pursuant to a Purchase Order that identifies the quantities of Goods constituting Buyer's requirements (if such quantities are not specified in the original Purchase Order) and the Delivery Locations and Requested Delivery Dates for such Goods.

"**Renewal Term**" has the meaning set forth in Section 7.2.

"**Representatives**" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

"Requested Delivery Date" means the requested delivery date for Goods ordered hereunder to the location set forth in a Release, which must be a Business Day no less than five (5) days following delivery of the applicable Purchase Order to Seller.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Contracts" means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.

"Seller Technology" means all of Seller's proprietary electronic, manufacturing, and assembly technology, know-how and processes, including such technology, know-how, and processes developed or acquired by Seller prior to or during the term of this Agreement.

"Seller Tooling" has the meaning set forth in Section 15.

"Seller's Intellectual Property Rights" means all Intellectual Property Rights owned by or licensed to Seller.

"Seller's Trademarks" means all Trademarks owned by or licensed to Seller.

"Specifications" means the specifications for the Goods attached hereto as Exhibit A.

"Taxes" means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

"Term" has the meaning set forth in Section 7.2.

"Territory" means North America.

"Third-Party Product" means, any products owned by the Buyer which was not produced by the seller but is held at the Seller for purposes of shipment on behalf of the Buyer.

"Tooling" means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) owned by Buyer and used by Seller in connection with its manufacture and sale of the Goods, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions

of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"**Trade Secrets**" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

"**US**" means the United States of America.

"**Warranty Period**" has the meaning set forth in Section 10.3.

2. Purchase and Sale of Goods.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, Buyer's requirements of the Goods. Schedule 1 contains: (a) a description of the Goods to be manufactured and sold hereunder; and (b) the purchase price for each of the Goods. Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, 100% of Buyer's requirements of the Goods. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions to any of the terms described in the foregoing clauses (a) and (c); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2 Terms of Agreement Prevail Over Buyer's Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties' respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary or different terms contained in any Purchase Order or other request or communication by Buyer pertaining to the sale of Goods by Seller, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.3 Right to Manufacture and Sell Competitive Goods. Buyer acknowledges that Seller manufactures and supplies various types of munitions for customers of Buyer. This Agreement does not prohibit the Seller's right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, other goods or products that are or may be competitive with the Goods; provided that no such other goods or products (1) incorporate or were derived from Buyer's Intellectual Property or Buyer's Confidential Information, (2) are sold to any customer of Buyer or (3) incorporate a collapsible head design whether similar or not to the technology used in the Buyer's Goods even if such design does not explicitly violate any of the Buyer's patents.

3. Exclusivity

3.1 Buyer agrees to purchase good exclusively from Seller for sales of goods in the Territory.

4. Ordering Procedure.

4.1 Non-binding Forecasts of Buyer's Requirements. Buyer has provided to Seller a Forecast for the remainder of the current calendar quarter. No later than thirty (30) days prior to the first day of each subsequent calendar quarter, Buyer shall deliver to Seller a Forecast for the period beginning with the first day of such calendar quarter. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of Goods that is unreasonably disproportionate to any Forecast for the period covered by such Forecast.

4.2 Purchase Orders. Buyer shall issue to Seller Purchase Orders (containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement), in written form via EDI/facsimile, email, or US Mail. By issuing a Purchase Order to Seller, Buyer makes an offer to purchase Goods pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect. From time-to-time, Buyer shall also issue Releases to Seller with respect to the release of Goods from the Delivery Location. Buyer shall be obligated to purchase from Seller quantities of Goods specified in a Purchase Order (including any related Release).

4.3 Acceptance, Rejection and Cancellation of Purchase Orders. As a condition to Seller's acceptance of a Purchase Order, Seller, in its sole discretion from time to time and by notice to Buyer, may require a prepayment 'deposit' of 50% of the total Purchase Order. Seller shall accept a Purchase Order by confirming the order in writing or by delivering the applicable Goods to Buyer, whichever occurs first; provided that Seller shall confirm or reject a Purchase Order in writing within five (5) business days of receipt. Seller may reject a Purchase Order or cancel a previously accepted Purchase Order, which it may do without liability or penalty, and without constituting a waiver of any of Seller's rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer specifying the applicable date of rejection or cancellation:

(a) if any one or more of the events described under **Sections 6.3(a)-(f)** has occurred;

(b) pursuant to Seller's rights under Section 6.4(b) or Section 6.4(c); or

(c) pursuant to Seller's rights under the last sentence of Section 6.6.

5. Delivery, Shipment, Acceptance and Inspection.

5.1 Delivery. Unless otherwise expressly agreed by the Parties in writing, Seller shall deliver to and hold the Goods at the Delivery Location within Seller's Fitchburg, Massachusetts facility under a Bill and Hold arrangement pending receipt of a Release for such Goods from Seller. Such Release shall instruct Seller to direct ship the subject Goods to the Buyer's customer. Buyer agrees to take delivery of the Goods held at the Delivery Location on a regular basis.

5.2 Shipment. Unless otherwise expressly agreed by the Parties in writing or noted on a Purchase Order, Seller shall, on Buyer's behalf, select the method of shipment of and the carrier for the Goods. Seller may, with Buyer's consent, make partial shipments of Goods to Buyer. Each shipment will constitute a separate sale and Buyer shall pay for the Goods shipped, in accordance with the payment terms specified in Section 6.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

5.3 Packaging and Labeling. Seller shall properly pack, mark and ship Goods and provide Buyer with shipment documentation showing the Purchase Order number, Seller's identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller's name, the bill of lading number and the country of origin.

5.4 Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Seller shall use commercially reasonable efforts to deliver all Goods on or before the Requested Delivery Date. If Seller has delayed shipment of all or any Goods for more than five (5) days after the Requested Delivery Date and if such delay is not due to any action or inaction of Buyer or otherwise excused in accordance with the terms and conditions of this Agreement, Buyer may, as its sole remedy therefor, cancel the portion of the related Purchase Order covering the delayed Goods by giving Seller written Notice within seven (7) days of the Requested Delivery Date. Subject to Buyer's rights under this Section 5.4, no delay in the shipment or delivery of any Good relieves Buyer of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Goods.

5.5 Transfer of Title and Risk of Loss.

(a) Title to Goods shipped under any Purchase Order passes to Buyer upon Seller's tender of the Goods to the Delivery Location.

(b) Risk of loss to Goods shipped under any Purchase Order passes to Buyer upon Seller's tender of such units to the Delivery Location.

5.6 Inspection. Buyer shall inspect Goods delivered under this Agreement within ten(10) days receipt of such Goods ("**Inspection Period**") and either accept or, only if any such Goods are Nonconforming Goods, reject such Goods. Buyer will be deemed to have accepted Goods unless it provides Seller with written Notice of any Nonconforming Goods within two (2) days following the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Seller (including the subject Goods, or a representative sample

thereof, which Buyer contends are Nonconforming Goods). All defects and nonconformities that are not so specified will be deemed waived by Buyer, such Goods shall be deemed to have been accepted by Buyer, and no attempted revocation of acceptance will be effective. If Buyer timely notifies Seller of any Nonconforming Goods, Seller shall determine, in its reasonable discretion, whether the Goods are Nonconforming Goods. If Seller determines that such Goods are Nonconforming Goods, Seller shall, in its sole discretion, either:

(a) replace such Nonconforming Goods with conforming Goods; or

(b) refund to Buyer such amount paid by Buyer to Seller for such Nonconforming Goods returned by Buyer to Seller.

Buyer shall ship, at Buyer's expense and risk of loss, all Nonconforming Goods to Seller's facility located at 25 Sawyer Passway, Fitchburg, Massachusetts or to such other location as Seller may instruct Buyer in writing. If Seller exercises its option to replace Nonconforming Goods, Seller shall ship the replacement Goods to the original shipping location at Seller's expense and risk of loss.

THE REMEDIES SET FORTH IN THIS SECTION 4.6 ARE BUYER'S EXCLUSIVE REMEDY FOR THE DELIVERY OF NONCONFORMING GOODS, SUBJECT TO BUYER'S RIGHTS UNDER SECTION 9.5 WITH RESPECT TO ANY SUCH GOODS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER THIS SECTION 4.6.

5.7 Limited Right of Return. Except as provided under Section 5.6, Section 10.5 and Section 10.7, Buyer has no right to return Goods shipped to Buyer pursuant to this Agreement.

6. Price and Payment.

6.1 Price. Buyer shall purchase the Goods from Seller at the prices set forth on Schedule 1 attached hereto ("**Prices**"). Prices shall be subject to fluctuations in market price of raw materials and energy costs. Seller shall give Buyer six months written notice of any market price fluctuations or changes as described herein above, including reasoning and a full description thereto agreeable to the Buyer. The Buyer and Seller shall work together to reduce costs of raw materials of the Goods. In the event Seller's direct manufacturing costs change five percent (5%) or more, Seller shall provide Buyer with 30 days written notice of a change in Seller's selling price.

6.2 Shipping Charges, Insurance and Taxes. Buyer shall reimburse Seller for, and shall hold Seller harmless from, all shipping charges and insurance costs. In addition, all Prices are exclusive of, and Buyer is solely responsible for, and shall pay, and shall hold Seller harmless from, all Taxes, with respect to, or measured by, the manufacture, sale, shipment, use or Price of the Goods (including interest and penalties thereon); provided, however, that Buyer shall not be responsible for any Taxes imposed on, or with respect to, Seller's income, revenues, gross receipts, Personnel or real or personal property or other assets;

6.3 Payment Terms. Seller shall issue invoices to Buyer for all Goods when such Goods are delivered to the Delivery Location. Buyer shall pay to Seller all invoiced amounts within thirty (30) days from the date of such invoice. Buyer shall make all payments in US dollars by check or wire transfer, in accordance with the following wire instructions:

Bank Name:	UniBank for Savings
Bank Address:	49 Church Street
	Whitinsville, MA 01588
	(800) 578-4270
Account Name:	Micron Products, Inc.
	25 Sawyer Passway
	Fitchburg, MA 01420
Checking Acct.#:	7710021333
ABA/Transit #:	211372378

6.4 Buyer's Unsatisfactory Credit Status. Each issuance of a Purchase Order to Seller will constitute Buyer's representation and warranty that Buyer is solvent and is able to pay for the Goods identified in such Purchase Order in accordance with the terms of this Agreement. Buyer shall furnish Seller with statements accurately and fairly evidencing Buyer's financial condition as Seller may, from time to time, reasonably request. Throughout the Term, Buyer shall be in compliance with all obligations to Buyer's creditors as and when such obligations are due and owing in the ordinary course of Buyer's business. Buyer shall notify Seller, in writing, immediately of any and all events that have had or may have a material adverse effect on Buyer's ability to pay submitted invoices in a timely manner. If, at any time, Seller determines in its sole discretion that Buyer's financial condition or creditworthiness is inadequate or unsatisfactory, then in addition to Seller's other right under this Agreement, at law or in equity, Seller may without liability or penalty, take one or more of the following actions:

(a) on ten (10) day's prior written Notice, modify the payment terms specified in Section 6.3 for outstanding and future purchases, including requiring Buyer to pay for Goods on a cash in advance or cash on delivery basis;

(b) reject any Purchase Orders received from Buyer;

(c) cancel any previously accepted Purchase Orders;

(d) delay or withhold any further shipment of Goods to Buyer;

(e) stop delivery of any Goods in transit and cause such Goods in transit to be returned to Seller;

(f) accelerate the due date of all amounts owing by Buyer to Seller.

No action taken by Seller under this Section 6.4 (nor any failure of Seller to act under this Section 6.4) constitutes a waiver by Seller of any of its rights and remedies under this Agreement, including its right to enforce Buyer's obligation to make payments as required hereunder.

6.5 Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within sixty (60) days from the date of such invoice. Buyer will be deemed to have accepted all invoices for which Seller does not receive timely notification of dispute, and shall pay all undisputed amounts due under such invoices within the period set forth in Section 6.3. The Parties shall seek to resolve any such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 18.15. Notwithstanding anything to the contrary, Buyer shall continue performing its obligations under this Agreement during any such dispute, including Buyer's obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

6.6 Late Payments. Except for invoiced payments that Buyer has disputed, Buyer shall pay interest on all late payments (whether during the Term or after the expiration or earlier termination of the Term), calculated daily and compounded monthly/bi-monthly at the rate of 1.5% per month. Buyer shall also reimburse Seller for all costs incurred by Seller in collecting any late payments, including attorneys' fees and court costs. In addition to all other remedies available under this Agreement or at Law (which Seller does not waive by the exercise of any rights under this Agreement), if Buyer fails to pay any undisputed amounts when due under this Agreement, Seller may (a) suspend the delivery of any Goods, (b) reject Buyer's Purchase Orders or cancel accepted Purchase Orders pursuant to the terms of Section 4.3 or (c) terminate this Agreement pursuant to the terms of Section 7.3(a).

6.7 No Set-off Right. Buyer shall not, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Seller or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Seller or Seller's Affiliates, whether relating to Seller's or its Affiliates' breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Buyer or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

6.8 Security Interest. To secure Buyer's prompt and complete payment and performance of any and all present and future indebtedness, obligations and liabilities of Buyer to Seller, Buyer hereby grants Seller a first-priority security interest, with priority over all other liens, claims and encumbrances, in all inventory of Goods and Buyer Tooling purchased under this Agreement by Buyer from Seller, that is in possession of the Seller, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. Buyer acknowledges that the security interest granted under this Section 6.8 is a purchase-money security interest under

Massachusetts law. Seller may file a financing statement for such security interest and Buyer shall execute such statements or other documentation necessary to perfect Seller's security interest in such Goods and Buyer Tooling. Buyer also authorizes Seller to execute, on Buyer's behalf, such statements or other documentation necessary to perfect Seller's security interest in such Goods and/or Buyer Tooling. Seller shall be entitled to all applicable rights and remedies of a secured party under applicable Law.

7. Term; Termination.

7.1 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of four (4) year(s), unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the "**Initial Term**").

7.2 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one (1) year terms unless either Party provides written Notice of non-renewal at least sixty (60) days prior to the end of the then-current term (each, a "**Renewal Term**" and together with the Initial Term, the "**Term**"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 7.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

7.3 Seller's Right to Terminate. Seller may terminate this Agreement, by providing written Notice to Buyer:

(a) if Buyer fails to pay any amount when due under this Agreement ("**Payment Failure**") which is not cured within 15 days after Buyer's receipt of notice;

(b) if Buyer is in material breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding sixty (60) days) after Buyer's receipt of written Notice of such breach;

(c) if Buyer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(d) if, without obtaining Seller's prior written consent, (i) Buyer sells, leases or exchanges a material portion of Buyer's assets, (ii) Buyer merges or consolidates with or into another Person, or (iii) a change in Control of Buyer occurs which is detrimental to the company's financial position.

Any termination under this Section 7.3 will be effective on Buyer's receipt of Seller's written Notice of termination or such later date (if any) set forth in such Notice.

7.4 Buyer's Right to Terminate. Buyer may terminate this Agreement, by providing written Notice to Seller:

(a) if Seller is in material breach of any representation, warranty or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller sixty (60) days after Seller's receipt of written Notice of such breach; or

(b) if Seller (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject , voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

As a condition precedent to Buyer's right to terminate this Agreement pursuant to this Section 7.4, within thirty (30) days following the date of Buyer's termination Notice, Buyer shall pay to Seller all amounts due to Seller for Goods delivered by Seller to Buyer prior to Seller's receipt of the termination Notice and reimburse Seller for all of Seller's out-of-pocket costs and expenses (including raw materials, machinery and equipment purchases) incurred and invoiced by Seller prior to receipt of Buyer's termination Notice that arise from or relate to this Agreement or any Purchase Order issued by Buyer to Seller prior to Seller's receipt of such notice (each, a "**Reimbursement Payment**"). Any termination under this Section 7.4 will be effective on the latest to occur of Seller's receipt of Buyer's written Notice of termination, Seller's receipt of the Reimbursement Payment or such other later date (if any) set forth in such termination Notice (if and to the extent that such later date is approved by Seller in writing).]

7.5 Effect of Expiration or Termination.

(a) Upon the expiration or earlier termination of this Agreement, all indebtedness of Buyer to Seller under this Agreement, any other agreement or otherwise, of any kind, shall become immediately due and payable to Seller, without further notice to Buyer..

(b) Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i) come into effect upon or after termination or expiration of this Agreement; or

(ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 18.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c) Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Goods had been accepted by Seller. With respect to any Goods that are still in transit upon termination of this Agreement, Seller may require, in its sole discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified-check basis.

(d) Upon the expiration or earlier termination of this Agreement, each party shall:

(i) return to other all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information;

(ii) permanently erase all of the other party's Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems; and

(iii) certify in writing to the other party that it has complied with the requirements of this clause.

(e) Subject to Section 7.5(b), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party's rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

8. Certain Obligations of Buyer and Seller.

8.1 Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Seller or any Buyer or Seller Personnel shall:

(a) make any representations, warranties, guarantees, indemnities, similar claims or other commitments on behalf of the other Party:

(b) engage in any unfair, competitive, misleading or deceptive practices respecting either Party, either Party's Trademarks or the Goods, including any product disparagement.

8.2 Restrictions on Sales or Delivery Outside the Territory. Neither Buyer nor any Buyer Personnel or Representatives shall:

(a) ship or otherwise deliver Goods or any other products incorporating any of the Goods to any facility in a location that is outside of the United States, unless such location has been approved in writing by Seller (which consent may not be unreasonably withheld or delayed); or

(b) sell, offer to sell, ship or deliver Goods or any other products incorporating any of the Goods outside of the United States except in compliance with all applicable laws.

Neither Buyer nor any Buyer Personnel or Representatives shall sell, offer to sell, ship or deliver Goods or any other products incorporating any of the Goods outside of the United States except in compliance with all applicable US laws.

8.3 Credit Risk on Resale of the Goods to Customers. Buyer shall be responsible for all credit risks with respect to, and for collecting payment for, all products (including Goods) sold to its customers or other third parties, whether or not Buyer has made full payment to Seller for such products. The inability of Buyer to collect the purchase price for any product shall not affect Buyer's obligation to pay Seller for any Goods.

9. Compliance with Laws. Buyer and Seller shall at all times comply with all Laws applicable to this Agreement, Buyer's and Seller's performance of its obligations hereunder and Buyer's or Seller's use or sale of the Goods. Without limiting the generality of the foregoing, Buyer and Seller shall (a) at their own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase, use or resale of the Goods and (b) not engage in any activity or transaction involving the Goods, by way of resale, lease, shipment, use or otherwise, that violates any Law.

10. Representations and Warranties.

10.1 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this

Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

(e) the execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer's organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any Buyer Contract;

(f) this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

(g) it is in compliance with all applicable Laws and Buyer Contracts relating to this Agreement, the Goods and the operation of its business;

(h) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement;

(i) it is not insolvent and is paying all of its debts as they become due; and

(j) all financial information that it has provided to Seller is true and accurate and fairly represents Buyer's financial condition.

10.2 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this

Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller; and

(e) the execution, delivery and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller's organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Seller Contract;

(f) this Agreement has been executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

(g) it is in material compliance with all applicable Laws and Seller Contracts relating to this Agreement, the Goods and the operation of its business; and

(h) it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

10.3 Limited Product Warranty. Subject to the provisions of Sections 10.4 through 10.7, Seller warrants to Buyer (the "**Product Warranty**") that:

(a) for a period of three (3) years from date of manufacture (the "**Warranty Period**"), each such Good will materially conform to the specifications set forth in Exhibit B and will be free from significant defects in material and workmanship; and

(b) Buyer will receive good and valid title to all Goods, free and clear of all encumbrances and liens of any kind.

10.4 Product Warranty Limitations. The Product Warranty does not apply to any Good that:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, use of product past its shelf life per Schedule 1, or use contrary to any instructions issued by Seller;

(b) has been reconstructed, repaired or altered by Persons other than Seller or its authorized Representative; or

(c) has been used with any third-party products, hardware or product that has not been previously approved in writing by Seller.

10.5 Buyer's Exclusive Remedy for Defective Goods. Notwithstanding any other provision of this Agreement (except for Section 10.7), this Section 10.5 contains Buyer's exclusive remedy for Defective Goods. Buyer's remedy under this Section 10.5 is conditioned upon Buyer's compliance with its obligations under Section 10.5(a) and Section 10.5(b) below. During the Warranty Period, with respect to any allegedly Defective Goods:

(a) Buyer shall notify Seller, in writing, of any alleged claim or defect within thirty (30) Days from the date Buyer discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period);

(b) Buyer shall ship, at its expense and risk of loss, such allegedly Defective Goods to Seller's facility located at Fitchburg, Massachusetts for inspection and testing by Seller subject to applicable State and Federal Law;

(c) if Seller's inspection and testing reveals, to Seller's reasonable satisfaction, that such Goods are Defective and any such defect has not been caused or contributed to by any of the factors described under Section 10.4 above, subject to Section 10.5(a) and Section 10.5(b). Seller shall in its sole discretion and at its expense, repair or replace such Defective Goods; and

(d) Seller shall ship to Buyer, at Seller's expense and risk of loss, the repaired or replaced Goods to a location designated by Buyer.

Buyer has no right to return for repair, replacement, credit or refund any Good except as set forth in this Section 10.5 (or if otherwise applicable, Section 5.6 or Section 10.7). In no event shall Buyer reconstruct, repair, alter or replace any Good, in whole or in part, either itself or by or through any third party.

SUBJECT TO SECTION 10.7, THIS SECTION 10.5 SETS FORTH BUYER'S SOLE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED PRODUCT WARRANTY SET FORTH IN SECTION 10.3.

10.6 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 10.2 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 10.3, (A) NEITHER SELLER NOR ANY PERSON ON SELLER'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT

RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 10.2 AND 10.3 OF THIS AGREEMENT.

10.7 Withdrawal of Goods. Subject to all State and Federal laws: If Seller determines that any Goods sold to Buyer may be Defective, at Seller's request, Buyer shall withdraw all similar Goods from sale and, at Seller's option, either return such Goods to Seller (pursuant to the terms of Section 10.5(b)) or destroy the Goods and provide Seller with written certification of such destruction. Notwithstanding the limitations of Section 10.5, if Buyer returns all withdrawn Goods or destroys all withdrawn Goods and provides Seller with written certification of such destruction within thirty (30) days following Seller's withdrawal request, in either case consistent with Seller's instructions, unless any such defect has not been caused or contributed to by any of the factors described under Section 10.4, Seller shall (a) repair or replace all such returned Goods or (b) replace such destroyed Goods, in either case pursuant to the terms of Section 10.5(d). THIS SECTION 10.8 SETS FORTH BUYER'S SOLE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY GOODS THAT ARE WITHDRAWN PURSUANT TO THIS SECTION 10.8.

11. Indemnification.

11.1 Mutual Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 11.2, each Party (as "**Indemnifying Party**") shall indemnify, defend and hold harmless the other Party and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, "**Indemnified Party**") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, (collectively, "**Losses**"), relating to/arising out or resulting from any third-party Claim or any direct Claim against the Indemnified Party alleging:

(a) a breach or non-fulfillment of any representation, warranty or covenant set forth in this Agreement by Indemnifying Party or Indemnifying Party's Personnel;

(b) any grossly negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of this Agreement; or

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or its Personnel.

Notwithstanding anything to the contrary in this Agreement, this Section 11.1 does not apply to any Claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

11.2 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses arise out of or result from, in whole or in part, the Indemnified Party's or its Personnel's:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

11.3 Seller Intellectual Property Indemnification. Subject to terms and conditions of this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (collectively, the "**Seller Indemnified Parties**") from and against all Losses arising out of any Claim of a third party alleging that any of the Goods infringe any Intellectual Property Right of a third party. If Seller becomes aware that the Goods, or any part of the Goods, becomes, or in Seller's opinion is likely to become, subject to a third-party Claim that qualifies for intellectual property indemnification coverage under this Section 11.3, Seller shall notify Buyer in writing and Seller may cease the manufacture and sale of such Goods without liability to Seller.

11.4 EXCLUSIVE REMEDY. THIS SECTION SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY AND SELLER INDEMNIFIED PARTIES FOR ANY DAMAGES COVERED BY THIS SECTION.

12. Limitation of Liability.

12.1 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12.2 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH

OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SELLER PURSUANT TO THIS AGREEMENT IN 1 YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM or $1,000,000.00, WHICHEVER IS MORE.

12.3 ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SELLER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

13. Intellectual Property Rights.

13.1 Intellectual Property Rights of the Buyer. Except to the extent provided in a separate written agreement between Buyer and Seller, Seller acknowledges and agrees that Buyer shall own and retain all rights to all Project Technology, and Seller shall not acquire any ownership interest in any Project Technology under this Agreement. Seller shall not produce any goods that incorporate any proprietary Project Technology, without Buyer's prior approval, and if approved, the payment of a license fee to be mutually agreed to by the Parties.

13.2 Intellectual Property Rights of the Seller. Except to the extent provided in a separate written agreement between Buyer and Seller, Buyer acknowledges and agrees that Seller shall own and retain all Intellectual Property Rights relating to the Seller Technology; and Buyer shall not acquire any ownership interest in any Project Technology under this Agreement..

13.3 Jointly Owned Intellectual Property Rights. Any intellectual property rights acquired during the development of the Goods shall be deemed to be jointly owned by the Parties on a 50/50 basis. If either Party wishes to use or license this technology and know-how for the benefit of a third party, they will require the written approval of the other Party. Any proceeds from the transfer of such technology and know-how will be shared by the Parties and will not be unreasonably withheld. Proceeds of such technology and know-how shall be agreed to by the Parties prior to transfer.

14. Confidentiality.

14.1 Scope of Confidential Information. From time to time during the Term, either Party (as the "**Disclosing Party**") may disclose or make available to the other Party (as the "**Receiving Party**") information about its business affairs, goods and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or

otherwise identified as "confidential," is collectively referred to as "**Confidential Information**" hereunder. Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 14 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

14.2 Protection of Confidential Information. The Receiving Party shall, for five (5) years from disclosure of such Confidential Information:

(a) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 14 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party's written request, the Receiving Party and its Representatives shall, pursuant to Section 7.5(d), promptly return all Confidential Information and copies thereof that it has received under this Agreement.

15. Tooling. All Tooling used to manufacture the Goods shall be owned by Buyer("**Buyer Tooling**"). Other than any security interests or liens the Seller may have in the Buyer Tooling, Seller has no right, title, or interest in or to any of the Buyer Tooling.

16. Additional Capital Investments. If, at any time during the term of this Agreement, Seller is required to purchase or make an investment in additional capital equipment, plant or machinery ("**New Equipment**") in order to fulfill the terms of this Agreement, Seller shall notify Buyer of same and the Parties shall negotiate in good faith to allocate the costs of the New Equipment as between themselves. For the avoidance of doubt, Seller shall not be required to purchase or make such investment in such New Equipment until such time as the parties have reached an agreement on the cost allocation referred to in the immediately preceding sentence.

17. Insurance. During the Term, and one year afterward, Each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability coverage) in a sum no less than $5,000,000 with financially sound and reputable insurers, and upon the other Party's reasonable request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section. Each Party shall provide the other Party with 90 days' advance written notice in the event of a cancellation or material change in such insurance policy.

18. Miscellaneous.

18.1 Further Assurances. Upon a Party's reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

18.2 Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

18.3 Entire Agreement. This Agreement, including and together with the Basic Purchase Order Terms and any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including but not limited to the Development, Supply and Manufacturing Agreement, as amended, effective July 25, 12, and the Non-Disclosure Agreement dated as of July 8, 2010.

18.4 Survival. All provisions of this Agreement which by their context, are intended to survive the termination of this Agreement, shall so survive.

18.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "**Notice**") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be

delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Seller:	Micron Products, Inc. 25 Sawyer Passway Fitchburg, MA 01420 Facsimile: 978-602-1284 E-mail: semma@micronproducts.com Attention: President
Notice to Buyer:	Security Devices International, Inc. 9325 Puckett Road Perry, FL 32348 E-mail: dthrasher@securitydii.com Attention: President

18.6 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

18.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

18.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not

affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.9 Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

18.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission or course of dealing between the Parties.

18.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer's rights under Section 5.4, Section 5.6, Section 10.5 and each of the Parties' rights under Section 11 are such Party's exclusive remedies for the events specified therein.

18.12 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 14 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 18.12.

18.13 Assignment. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer . Buyer may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Buyer's assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

18.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

18.15 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "**Dispute**"), shall be submitted for negotiation and resolution to the CEO of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Buyer) and the CEO of Buyer (or to such other person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a "**Dispute Notice**") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within thirty (30) days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 18.17 and Section 18.18 hereunder.

18.16 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

18.17 Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than U.S District Court for the District of Massachusetts or, if such court does not have subject matter jurisdiction, the courts of the Commonwealth of Massachusetts sitting in Worcester County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in U.S District Court for the District of Massachusetts or, if such court does not have subject matter jurisdiction, the courts of the Commonwealth of Massachusetts sitting in Worcester County. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

18.18 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and

difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, or the transactions contemplated hereby.

18.19 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

18.20 Force Majeure. Seller shall not be liable or responsible to Buyer, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, if such failure or delay is caused by or results from acts beyond Seller's control, including: (a) acts of nature; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) requirements of Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority (whether or not having the effect of Law); (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortages of or delays in receiving raw materials; or (j) shortage of adequate power or transportation facilities (each, a "**Force Majeure Event**").

18.21 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:

(a) make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless:

(i) it has received the express written consent of the other Party, or

(ii) it is required to do so by Law or under the rules of any stock exchange to which it is subject.

(b) use the other Party's Trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party.